Exhibit 99.1

Interstate Power and Light Company
An Alliant Energy Company

Corporate Headquarters
4902 North Biltmore Lane
Madison, WI 53718-2148

News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

Interstate Power and Light Company Prices Public Offering of Green Bonds
$300 million in green bonds will be due in 2049

Madison, Wisconsin - September 19, 2019 - Interstate Power and Light Company (“IPL”), a wholly owned subsidiary of Alliant Energy Corporation (NASDAQ: LNT), announced the pricing of its public offering of $300 million aggregate principal amount of 3.500% senior debentures. An amount equal to or in excess of the net proceeds from the offering will be or has been used for the construction and development of wind electric generating facilities. The senior debentures have an interest rate of 3.500% and will be due on September 30, 2049. The closing of the offering is expected to occur on September 26, 2019, subject to customary closing conditions.

The offering was marketed through a group of underwriters consisting of J.P. Morgan Securities LLC, MUFG Securities Americas Inc., and Wells Fargo Securities, LLC as joint book-running managers, and Comerica Securities, Inc., Mischler Financial Group, Inc., and The Williams Capital Group, L.P., as co-managers.

The offering is being made only by means of a prospectus supplement and accompanying prospectus which are part of a shelf registration statement IPL filed with the Securities and Exchange Commission (the “Commission”). Copies may be obtained from J.P. Morgan Securities LLC by calling +1 (212) 834-4533, from MUFG Securities Americas Inc. by calling +1 (877) 649-6848, or from Wells Fargo Securities, LLC by calling +1 (800) 645-3751. Electronic copies of these documents will be available from the Commission’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alliant Energy

Alliant Energy Corporation’s Iowa utility subsidiary, Interstate Power and Light Company (IPL), utilizes the trade name of Alliant Energy (NASDAQ:LNT). The Iowa utility is based in Cedar Rapids, Iowa.

Forward-Looking Statements

This press release includes forward-looking statements. These statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks related to the proposed offering, the anticipated use of proceeds from the sale of the senior debentures and other risks outlined in IPL’s public filings with the Commission, including IPL’s most recent annual report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. All information provided in this news release speaks as of the date hereof. Except as otherwise required by law, IPL undertakes no obligation to update or revise its forward-looking statements.